Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Financial Results
for First Quarter FY07

Revenue Up 6% to $113.7 million;
Net Income Up 10% to $4.7 million;
Diluted EPS of $0.36;
Bookings of $134 Million with Total Backlog Up 22%

RESTON, VA – May 1, 2007 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced financial results for its first quarter ended March 31, 2007. Revenue for the first quarter of fiscal year 2007 (FY07) increased 6 percent and net income increased by 10 percent as compared to the first quarter of the prior year.  The Company’s results were driven by organic growth in high-priority Federal government assignments in the key areas of: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing; as well as the acquisition of Zen Technology, Inc. at the end of February 2006.

First Quarter FY07 Financial Results

Revenue for the first quarter of FY07 was $113.7 million, an increase of 6 percent over first quarter FY06 revenue of $107.2 million.  Federal government contract revenue, which represented 98 percent of first quarter FY07 total revenue, grew by 6 percent to $111.7 million from $105.3 million for the first quarter of FY06.  Revenue growth in the first quarter was primarily the result of new task orders and the expansion of work on current mission-critical information technology and network solutions contracts.

Income from operations for the first quarter of FY07 was $9.1 million, an increase of 3 percent over operating income of $8.9 million reported a year earlier.  Operating margin for the first quarter of FY07 was 8.0 percent, as compared to 8.3 percent for the first quarter of FY06.  Net income for the first quarter of FY07 was $4.7 million or $0.36 per diluted share, an increase of 10 percent over first quarter FY06 net income of $4.3 million or $0.36 per diluted share.  Days Sales Outstanding (DSO) was 78 days at the end of the first quarter 2007.

Backlog as of March 31, 2007 was approximately $1.24 billion, including $244 million in funded backlog and $997 million in unfunded backlog. Bookings for first quarter of FY07 were approximately $134 million.

As of March 31, 2007, SI International had a solid balance sheet with $11.0 million in cash and marketable securities, approximately $76.0 million in debt, and $244.7 million of stockholders’ equity.

– more –

 “SI International had a solid quarter of bookings in a challenging funding environment due to our focus on mission-critical assignments and alignment with crucial funding priorities,” said Brad Antle, SI International’s President and CEO.  “We have a $3 billion pipeline of opportunities with approximately $450 million in bids submitted.  We believe that SI International remains well positioned to achieve our organic growth objectives for 2007 with a significant backlog of work under contract and a strong track record of execution.”

Recent Highlights

•                  Awarded a $15.9 million 6-year contract to provide business process outsourcing services to the Federal Retirement Thrift Investment Board (FRTIB);

•                  Received $30.8 million in new C4I2TSR task orders.  Since winning the re-compete in 2004, SI International has received over 400 task orders with total funding of approximately $320 million;

•                  Awarded two 5-year Indefinite Delivery, Indefinite Quantity (IDIQ) prime contracts by the U.S. Office of Personnel Management (OPM) to provide custom training and learning solutions; and custom strategic human capital solutions to Federal government agencies;

•                  Received “Technology Supplier of the Year” award from The Boeing Company.  SI International’s architecture team provides a variety of services to Boeing—including system architecture analysis, Unified Modeling Language operational architecture creation and analysis, and UML animation—to support research and development efforts;

•                  On the Odyssey Systems Consulting Group team that was one of the multiple award winners of the 6-year Tinker Advisory and Assistance Services Contract (TAASC) to provide support services at Tinker Air Force Base in Oklahoma City;

•                  On the Multimax, Inc. team that was one of the multiple award winners of the 9-year Army’s Information Technology Enterprise Solutions — 2 Services (ITES-2S) ID/IQ contract;

•                  Co-hosting the second annual “The New New Internet: IPv6 conference” on May 10th with Potomac ExecutiveBiz.  The event will focus on success in building and securing the next-generation IPv6-enabled Internet.  The conference is presented in collaboration with the Armed Forces Communications and Electronics Association (AFCEA), the North American IPv6 Task Force, and the IPv6 Forum.

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company issued the following guidance ranges for the second quarter and full year 2007.

	Q2 2007	Full Year 2007
Revenue	$118 – $125 million	$490 – $510 million
Net Income	$4.8 – $5.2 million	$21.6 – $23.5 million
Diluted Earnings Per Share	$0.37 – $0.39	$1.60 – $1.74
Diluted Share Equivalents	13.3 million	13.5 million

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today, May 1, 2007. Participating in the conference call will be SI International’s President and CEO, Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com.  A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, May 1, 2007 at 12:00 PM ET through Tuesday, May 8, 2007 at 5:00 PM ET by calling 888-286-8010 and entering the conference passcode 96907609.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 40th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries
Consolidated Statements of Operations
(amounts in thousands except per share data; unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006

Revenue	$113,700	$107,232
Costs and expenses:
Cost of services	70,892	66,609
Selling, general and administrative	32,139	30,546
Depreciation and amortization	794	548
Amortization of intangible assets	748	647

Total operating expenses	104,573	98,350

Income from operations	9,127	8,882
Other income	71	30
Interest expense	(1,397)	(1,782)
Income before provision for income taxes	7,801	7,130
Provision for income taxes	3,067	2,816

Net income	$4,734	$4,314

Earnings per common share:

Basic	$0.36	$0.38
Diluted	$0.36	$0.36

Basic weighted-average shares outstanding	12,977	11,422
Diluted weighted-average shares outstanding	13,252	11,899

EBITDA (1)	$10,669	$10,077

Notes: (1)  EBITDA is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended
	March 31,	April 1,
	2007	2006

Net income	$4,734	$4,314
Other income	(71)	(30)
Interest expense	1,397	1,782
Provision for income taxes	3,067	2,816
Depreciation and amortization	794	548
Amortization of intangible assets	748	647
EBITDA	$10,669	$10,077

SI International, Inc.
Revenue Segmentation Data (unaudited)
(In thousands)

	Three Months ended
	March 31, 2007		April 1, 2006		Growth
	$	%	$	%	$	%
Core Federal government	111,738	98.3%	105,303	98.2%	6,435	6.1%
Commercial and other	1,962	1.7%	1,929	1.8%	33	1.7%
Total revenue	113,700	100.0%	107,232	100.0%	6,468	6.0%

Prime contracts	90,946	80.0%	83,024	77.4%	7,922	9.5%
Subcontracts	22,754	20.0%	24,208	22.6%	(1,454)	-6.0%
Total revenue	113,700	100.0%	107,232	100.0%	6,468	6.0%

Cost reimbursable	36,299	31.9%	34,122	31.8%	2,177	6.4%
Time and materials	37,711	33.2%	40,017	37.3%	(2,306)	-5.8%
Fixed price	39,690	34.9%	33,093	30.9%	6,597	19.9%
Total revenue	113,700	100.0%	107,232	100.0%	6,468	6.0%

Department of Defense	51,062	44.9%	51,419	48.0%	(357)	-0.1%
Federal civilian agencies	60,676	53.4%	53,884	50.2%	6,792	12.6%
Commercial entities	1,962	1.7%	1,929	1.8%	33	1.7%
Total revenue	113,700	100.0%	107,232	100.0%	6,468	6.0%

Major contracts:
C4I2TSR	22,825	20.1%	23,718	22.1%	(893)	-3.8%
All other	90,875	79.9%	83,514	77.9%	7,361	8.8%
Total revenue	113,700	100.0%	107,232	100.0%	6,468	6.0%

SI International, Inc. and Subsidiaries
Consolidated Balance Sheets
(amounts in thousands, except share data)

	March 31, 2007	December 30, 2006
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$6,000	$19,457
Marketable securities	5,000	—
Accounts receivable, net	97,498	91,972
Other current assets	11,086	8,627
Total current assets	119,584	120,056
Property and equipment, net	13,491	12,372
Intangible assets, net	19,670	20,418
Other assets	10,453	7,661
Goodwill	220,565	220,626
Total assets	$383,763	$381,133
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$754	$754
Note payable – former owner of acquired business	5,936	5,839
Accounts payable	23,196	20,715
Accrued expenses and other current liabilities	23,200	28,547
Total current liabilities	53,086	55,855
Long-term debt, net of current portion	69,264	69,452
Deferred income tax, net	8,855	8,961
Other long-term liabilities	7,870	7,653
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 13,004,259 and 12,967,377 shares issued and outstanding as of March 31, 2007 and December 30, 2006, respectively	130	130
Additional paid-in capital	185,628	184,845
Accumulated other comprehensive income	131	172
Retained earnings	58,799	54,065

Total stockholders’ equity	244,688	239,212

Total liabilities and stockholders’ equity	$383,763	$381,133

SI International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(amounts in thousands; unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006
Cash flows from operating activities:
Net income	$4,734	$4,314
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	794	548
Amortization of intangible assets	748	647
Stock-based compensation	203	—
Loss on disposal of fixed assets	35	—
Amortization of deferred financing costs & debt discount	249	194
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(5,525)	14,465
Other current assets	(2,590)	(4,546)
Other assets	(2,938)	(1,218)
Accounts payable and accrued expenses	(2,712)	(16,734)
Other long term liabilities	153	2,235
Net cash used in operating activities	(6,849)	(95)
Cash flows from investing activities:
Purchase of property and equipment	(1,955)	(461)
Proceeds from sale of marketable securities	23,000	7,850
Purchase of marketable securities	(28,000)	—
Former owner payable	—	(8,042)
Cash paid for business acquisitions, net of cash assumed	(23)	(45,943)
Net cash used in investing activities	(6,978)	(46,596)
Cash flows from financing activities:
Proceeds from exercise of stock options	581	3,734
Income tax benefit for stock option exercises	—	880
Proceeds from long-term debt	—	30,000
Repayments of long-term debt	(188)	(323)
Payments of debt issuance costs	—	(476)
Repayments of capital lease obligations	(23)	(28)
Net cash provided by financing activities	370	33,787
Net change in cash and cash equivalents	(13,457)	(12,904)
Cash and cash equivalents, beginning of period	19,457	26,160
Cash and cash equivalents, end of period	$6,000	$13,256
Supplemental disclosures of cash flow information:
Cash payments for interest	$1,454	$1,791
Cash payments for income taxes	$2,369	$1,915

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